UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report: July 20, 2016
(date of earliest event reported)

GENERAL GROWTH PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-34948	27-2963337
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

110 N. Wacker Drive, Chicago, Illinois 60606
(Address of principal executive offices) (Zip code)

(312) 960-5000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 21, 2015, the Delaware Court of Chancery issued an opinion in In re VAALCO Energy, Inc. Stockholder Litigation, Consol. C.A. No. 11775-VCL, invalidating as a matter of law provisions of the certificate of incorporation and bylaws of VAALCO Energy, Inc., a Delaware corporation, that permitted the removal of VAALCO’s directors by its stockholders only for cause. The Court of Chancery held that, in the absence of a classified board or cumulative voting, VAALCO’s “only for cause” director removal provisions conflicted with Section 141(k) of the Delaware General Corporation Law (the “DGCL”) and were therefore invalid.

Article VI(C) of the Amended and Restated Certificate of Incorporation (the “Charter”) of General Growth Properties, Inc., a Delaware corporation (the “Company” or “we”), and Article I, Section 10 of Amended and Restated Bylaws (the “Bylaws”) of the Company contained similar “only for cause” director removal provisions and do not provide for a classified board of directors or cumulative voting. Effective as of July 20, 2016, our Board of Directors approved a revision to the Bylaws to delete the provision specifying that directors are removable only for cause. In amending and restating the Bylaws, certain other revisions were incorporated to conform to the language of the DGCL and to provide clarification.

Consistent with revising the Bylaws, our Board of Directors also adopted an amendment to the Charter to provide that directors are removable with or without cause. The Charter amendment will not be effective unless it is approved by stockholders. Our Board of Directors directed that the amendment be proposed at the Company's next stockholder meeting. Further, the Company will not attempt to enforce the director removal provision in the Charter to the extent it purports to limit removal of directors by stockholders only for cause.

The foregoing summary of the revisions in the Second Amended and Restated Bylaws does not purport to be complete and is qualified in its entirety by reference to the Second Amended and Restated Bylaws, a copy of which is filed as Exhibit 3.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Second Amended and Restated Bylaws of General Growth Properties, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL GROWTH PROPERTIES, INC.

	By:	/s/ Marvin J. Levine
Date: July 21, 2016		Marvin J. Levine
Executive Vice President and Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Second Amended and Restated Bylaws of General Growth Properties, Inc.

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